UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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TRANSOCEAN LTD.
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TRANSOCEANVALUE.COM

HOMEPAGE

The Future of RIG Value

Transocean's Board of Directors is focused on driving long-term value through the execution of the company's disciplined capital allocation strategy. The Board's plan includes maintaining a strong, flexible balance sheet, characterized by an investment grade rating on our debt; disciplined, high-return investment in the business; and the distribution of excess cash to shareholders.

ABOUT

Transocean's Board of Directors is committed to acting in the best interests of the company and its stakeholders to drive long-term shareholder value. With the support of the Board, the company will continue to focus on executing its business strategy and key initiatives, including improving revenue efficiency, improving project management, enhancing the fleet, deepening customer relationships and reducing operational costs.

Transocean's approach to corporate governance is to regularly infuse fresh perspective into an experienced and knowledgeable Board. In this regard, six of the 13 directors have been added to the Board in the last two years. Furthermore, the company believes that the addition of Frederico F. Curado will benefit the Board's decision-making process as a result of his significant senior management experience at a global aerospace corporation, including his experience with Brazilian business and governmental sectors - an important region of operations for the company.

CONTACT

Please contact us with any questions you might have.

A HISTORY OF VALUE AND SUCCESS

Our track record of success over the past decade in generating shareholder value by returning excess cash to shareholders speaks for itself. Since 2000, and including its currently proposed dividend and cash distributed in connection with the 2007 merger with GlobalSantaFe Corporation, Transocean will have returned approximately than $21 billion in cash to shareholders in the form of distributions and share repurchases, including a $5 billion distribution to GlobalSantaFe shareholders.

A HISTORY OF VALUE AND SUCCESS: Consistent Capital Allocation

Transocean has a well-established capital allocation strategy which is focused on driving long-term shareholder value while appropriately managing the risks in our business. Priorities for capital deployment are, and have been, maintaining a sound balance sheet characterized by an investment grade rating on our debt; profitably reinvesting in the business by increasing our exposure to high specification assets; and returning excess cash to our shareholders.

Transocean's management and the Board are constantly assessing the company's strategy and are willing to contemplate additional ways of creating value for shareholders. This is evidenced by the recently proposed $2.24 per share dividend, accelerated debt repayment plan and announcement that the company will continue its evaluation of alternative corporate and financing structures. The Board does not intend to take steps that will threaten the company's operating flexibility and sound balance sheet, reflected by an investment grade credit rating.
Transocean_Dist. to Shrhldrs_2(4.10.13)

*$15 billion GlobalSantaFe merger distribution includes $5 billion distribution to GlobalSantaFe shareholders

“The company is firmly on the offensive as it battles Icahn and his chicanery. It is our belief that management has done an admirable job considering the circumstances over the past 32 months. The team that was in charge of operations in the aftermath of Macondo, the ensuing downtime due to technology and operating changes post-Macondo and then the Shelf Drilling spinoff, is now tasked with addressing the cost of restructuring the organization. We are expecting a clearly defined plan and a high probability of successful execution.”

- Brian Uhlmer, Global Hunter Securities

“We view the introduction of '14 downtime as a stark reminder of variability in offshore FCF as the industry manages through unpaid downtime. In recognition of this, we would expect RIG to advocate pursuing its balance sheet improvement strategy, rather than locking-in a ~$1.4bn dividend cash outlay in FY13.”

- Justin Sander, RBC Capital Markets

“We expect investors will look to RIG's move toward a dividend strategy as a positive for the company and the industry.”

- Darren Gacicia, Guggenheim

“At some point the offshore drilling market will enter into a cyclical downturn. A higher dividend than what is being proposed could put Transocean on the defensive and impact their ability to buy rigs and win business from weaker competitors. The question is whether the company will be the hunter or the hunted.”

- Stuart Miller, Moody's

A HISTORY OF VALUE AND SUCCESS: Optimizing the Fleet

With the guidance of the Board, Transocean has made meaningful progress towards its objective of optimizing its fleet by increasing its exposure to high specification drilling assets. This includes divesting 38 shallow water drilling rigs in the fourth quarter of 2012 and completing numerous single-asset sales of non-core floaters and jackups over the past several years. As a result of executing on this strategy, in 2011 and 2012 Transocean received net sales proceeds of over $440 million and $947 million, respectively.

In late 2012, Transocean announced it would build four industry-leading, state-of-the-art, high specification, ultra-deepwater drillships for Shell. These fully-contracted assets represent 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company and, together with the remaining two newbuild high-specification jackups to be delivered in 2013, reflect the company's objective to achieve profitable growth and enhance its leadership position in high specification floaters and jackups.

“Even if Icahn is successful in extracting a $4/sh dividend from RIG (an upside risk), we believe this would leave RIG significantly disadvantaged in terms of its ability to re-capitalize its fleet and/or participate in M&A.”

- Mike Urban, Deutsche Bank

“It is alright if a stakeholder demands a dividend payout but $4 per share is stretching it too far. The company should instead be investing that money to build additional rigs and for further expansion.”

- Philip Weiss, Argus Research

“A company dividend isn't an outlandish proposition. However, given the attractive opportunities available for newbuild rigs today, which should generate returns in the high-teens, as well as Transocean's need to invest more heavily in its fleet to keep pace with peers, we'd prefer to see the excess cash invested in rigs.”

- Stephen Ellis, Morningstar Equity Research

A HISTORY OF VALUE AND SUCCESS: Improving Performance

In addition to maintaining a disciplined capital allocation philosophy and executing our asset optimization strategy, with the support and involvement of the Board, we have been successful in improving key financial and operating metrics. For the full-year 2012, Transocean's revenue increased nearly 15%, adjusted earnings per share increased more than 160%, and cash flow from operating activities increased approximately 50%. Other positive trends include:

Improving Revenue Efficiency

Revenue efficiency has remained a top priority for Transocean. It has shown signs of strong improvement in 2012, up about six percentage points since the third quarter of 2011 to 94.7% at year-end 2012. Revenue efficiency for our ultra-deepwater rigs reached 95.9% and 95.5% in the third and fourth quarters, respectively. Continued progress is expected to be gradual and non-linear.

Improving Utilization

In 2012, our fleet utilization increased and the number of out of service days decreased as a result of a more rigorous approach to project work scope development, closer cooperation with our vendors to improve capacity planning, quality control, and more timely equipment delivery, and the implementation of a unit exchange program. We will continue to refine our project planning and execution to achieve the most efficient and cost effective process possible. Reflecting this focus on projects and out-of-service time, utilization of our fleet increased to 78% in 2012 from 69% in 2011.

Deep Customer Relationships

The confidence and trust that our customers place in Transocean is reflected in the company's growing backlog, including the $7.6B backlog increase as a result of the 10-year contracts signed for four state-of-the-art, ultra-deepwater newbuilds. Through the exceptional efforts of our marketing team, in 2012 we added $16.8 billion in new contracts and reported the first increase in backlog since 2008. At February 14, 2013, contract backlog was approximately $28.8 billion. Transocean is committed to growing its backlog of contracting drilling work to ensure further profitability and drilling opportunities.

Focus on Cost Reduction

Maintaining a strict cost discipline is critical to our ability to compete and generate shareholder value. We are committed to reducing our cost structure and will identify ways to pursue this without compromising the integrity and safety of our operations. The recent divestiture of our shallow water rig fleet serves as a catalyst for this cost reduction initiative with the objective of generating meaningful, sustainable savings.

OUR STORY

Transocean's management and its Board are focused on driving long-term value through the execution of the company's disciplined and balanced capital allocation strategy, while appropriately managing the risks in the business. Transocean's Board is committed to acting in the best interests of all shareholders, and firmly believes its strategies will better position the company to maximize long-term value and generate superior returns.

The company is confident that its current Board of Directors is comprised of professionals with the essential financial, operational, managerial, and corporate governance expertise necessary to continue to successfully oversee the execution of the company's operating and capital allocation strategies. The Board does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating.

OUR STORY: Our Capital Allocation Policy

In the context of a cyclical and capital-intensive industry, the Board is focused on creating value through the execution of the company's disciplined and balanced capital allocation strategy. The Board believes that this prudent, balanced approach to capital allocation will maximize long-term value creation by providing an immediate and direct return to shareholders; enhancing the resilience of the company's balance sheet; and enabling us to continue to execute a disciplined strategy of making high-return investments in our offshore drilling fleet to ensure the long-term competitiveness of the business.

As a result of this strategy, Transocean has improved its balance sheet and maintained its investment grade rating throughout a challenging period following the April 2010 Macondo incident. The company has also strengthened its industry-leading position in high spec floaters through the construction of four industry-leading, state-of-the-art, high specification, ultra-deepwater drillships for Shell. These fully-contracted assets represent 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company. Together with the remaining two newbuild high-specification jackups to be delivered in 2013, these drillships reflect the company's objective to enhance its leadership position in high-specification assets. Furthermore, the distribution of excess cash to shareholders, in the form of dividends and share repurchases, is a key component of our capital allocation strategy and we will continue to deploy excess capital in ways that generate the best return for shareholders.

Specifically, the Board remains confident that its proposed $2.24 per share dividend, or approximately $800 million in the aggregate, will maximize long-term value creation and, importantly, establishes a base that is sustainable and supports future increases as business conditions warrant. Further, the company's proposed dividend resulted from the careful consideration of numerous factors relevant to the company's business, including operating in a cyclical and capital-intensive industry as well as the remaining uncertainties related to the Macondo well incident, the Frade field incident in Brazil, and the ongoing tax litigation in Norway.

Mr. Icahn's assertion that Transocean “should target a permanent dividend that approaches a minimum of 85% of net income” is misguided in that it does not recognize the asset-intensive and cyclical nature of the offshore drilling industry. While Transocean's $2.24 per share dividend proposal would represent one of the industry's highest payout ratios and dividend yields, Mr. Icahn's dividend proposal significantly deviates from a responsible level - as evidenced by the lower payout ratios throughout the industry - and is not consistent with the company's goal of maintaining a strong balance sheet, represented by an investment grade credit rating, while continuing to pay down debt.

“The $4-per-share proposal may limit the company's efforts to enter into strategic transactions to improve its fleet.”

- James West, Barclays Plc

“The Dividend proposal was better than we were thinking at $2.24 (4% yield) - but short of the $4 proposed by Icahn. We favor a balanced mix of cash distribution and growth (fleet renewal) - management's proposal leaves room for both. This was highlighted by a potential newbuild drillship (2015) transaction backed by a contract ~$0.25 annually to EPS.”

- Gregory Lewis, Credit Suisse

“If the company were to accede to Icahn's demand, it would saddle Transocean with increased interest expense, limit access to capital and might require it to sell assets to meet its liquidity targets. Icahn is looking for a relatively quick payday and not looking at the long-term health of the company. It troubles me that he specifically calls out the debt reduction plan in his response. The real risk with being downgraded is that if the sector turns, it is much more difficult to raise capital if you are a high-yield company with a constrained balance sheet.”

- Harry Mateer, Barclays Credit Research

“We view the (Icahn dividend) proposal as being 'too much, too fast', as it would likely exhaust all available FCF for RIG going forward and lock RIG into a ~$1.4bn annual call on cash. However, we do view the payout as financially feasible.”

- Justin Sander, RBC Capital Markets

OUR STORY: Our Board of Directors

Transocean's Board is comprised of 13 highly-qualified directors with diverse perspectives on the industry. They are all proven business leaders with a broad and deep range of leadership experience in, variously, oilfield and offshore drilling services, finance, manufacturing, law, health, safety and environment, or other areas crucial to the company's business.

Transocean's approach to corporate governance is to regularly infuse fresh perspective into an experienced and knowledgeable Board. In this regard, six of the 13 directors have been added to the Board in the last two years. Furthermore, the company believes that the addition of Frederico F. Curado will benefit the Board's decision-making process as a result of his significant senior management experience at a global aerospace corporation, including his experience with Brazilian business and governmental sectors - an important region of operations for the company.

“RIG has transformed itself materially over the last 12-18 months, divesting non-strategic assets, focusing on ultra-deepwater markets, improving its operational efficiency, and now announcing dividend payments. We think these efforts have paid off - importantly operational efficiency improved from 89.6% at the beginning of 2012 to 94.7% by year-end.”

- David Phillips, HSBC

“Little changed 2013 cost guidance provides us more comfort, management's grasp around the core operations is improving (and some upside from lower costs may exist)… Added certainty, financial flexibility and building operational consistency have yet to be fully reflected, in our view. Net, net the turnaround story is well underway with plenty left to achieve.”

- Alan Laws, BMO Capital Markets

“RIG reported a third consecutive quarter of solid operating performance. Along with improved fleet quality via assets sales and newbuilds and the DOJ settlement removing a major overhang, RIG continues to make strides in remedying some of the challenges of the prior two years.”

- John Keller, Stephens

OUR STORY: Our Corporate Structure

In the interest of driving long-term value, Transocean continuously evaluates alternative corporate and financing structures with the goal of optimizing its cost of capital. The company has a proven track record of executing value-enhancing structures, including its re-domestication to Switzerland, the largest-ever convertible debenture, and a secured revolver and asset-backed financing. The company will continue to consider alternative corporate and financing options, including Master Limited Partnerships (MLP) or MLP-like structures. Transocean's operating strategy, the impact of the industry cycle over time and capital structure are important considerations in assessing the relative applicability and attractiveness of potential financing alternatives. Additional considerations include the mobile nature of the company's assets, Transocean's multi-layered and sophisticated tax structure, the potential for conflicts of interest, and other issues. Transocean's management and the Board include individuals with substantial expertise in devising and implementing appropriate corporate and financing structures.

“While an MLP equity carve out may be investigated, we place a low probability on its creation due to the lack of tax efficiency improvement, the realization that payout is driving the multiple difference across the group, questionable appropriateness of MLPs within contract drilling, and potential conflicts of interest with the parent.”

- Scott Gruber, Bernstein Research

“While we believe that Transocean, like most other offshore drillers, will evaluate this structure, we don't believe that there is high likelihood of adoption in 2013. Transocean's rig fleet and capital needs are different, and it is unclear how Transocean would fare through a complete drilling cycle in an MLP structure”

- Waqar Syed, Goldman Sachs

“An MLP structure [provides] a quick boost to shares of the parent company in the beginning, [but it is] ultimately a cop out because the structure may take away some of the best assets from the larger company.”

- Laurence Balter, Oracle Investment Research

VISION FOR THE FUTURE

Transocean's management team and Board of Directors are fully committed to acting in the best interests of the company and all its stakeholders to create value. This includes pursuing a capital allocation strategy based on maintaining a strong, flexible balance sheet, characterized by an investment grade rating on our debt; disciplined, high-return investment in the business; and a sustainable return of capital with the goal of future increases in distributions as business conditions warrant.

VISION FOR THE FUTURE: Returning Capital to Shareholders

In the interest of all of its stakeholders, the Board will remain focused on driving value through the execution of the company's long-standing, disciplined capital allocation strategy. Importantly, the Board is confident that, in the context of a cyclical and capital-intensive industry and remaining uncertainties, the proposed dividend of $2.24 per share, or approximately $800 million in the aggregate, appropriately returns a sustainable level of cash to shareholders - with the goal of future increases in distributions as business conditions warrant. Adherence to this strategy is critical to the long-term success of the company.

Additionally, as part of its prudent, balanced capital allocation strategy, to facilitate continued progress towards achieving its articulated gross debt target of $7 billion to $9 billion, Transocean intends to accelerate repayment of its debt with the objective of retiring approximately $1 billion of debt in excess of existing repayment obligations by the end of 2014.

VISION FOR THE FUTURE: Funding the Future

Our capital allocation philosophy, including the proposed dividend, provides the company the financial flexibility necessary to continue to grow the business and bolsters our leading position in high-spec ultra-deepwater and high-spec harsh environment market segments as well as a competitive position in the high-spec jackup market.

Continuing to invest in our fleet is critical to enhancing our long-term competitive position, and given the attractive opportunities available for newbuild rigs today, it is important that Transocean maintain financial flexibility to invest in the fleet opportunistically. Our recent newbuild contracts with Shell reflect our ability to build high-spec capacity. The newbuilds are also designed with the flexibility to accommodate future technical capabilities they become available. These fully contracted assets will add 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company, and reflect our objective to achieve profitable growth. These rigs are expected to return approximately 140% simple payback over the initial contract period and generate returns well in excess of our cost of capital over the 35 year life of the assets.

Mr. Icahn has also suggested that the company's investment in its fleet is an inappropriate allocation of capital. This suggestion highlights Mr. Icahn's destructive short-term objectives. The profitable addition of new, state-of-the-art drilling rigs is essential for the long-term competitiveness of the company and represents its primary source of growth and future operating income. Discontinuing disciplined investment in high-return assets would compromise the company's long-term viability.

Transocean is poised to succeed in the years ahead. We have an excellent foundation for growth, as evidenced by almost $30 billion in contract backlog, and a focused strategy for delivering value to our shareholders through our well-articulated policy for deploying capital. This policy includes maintaining a strong balance sheet characterized by an investment grade rating; identifying opportunities that meet our disciplined criteria for reinvesting profitably in our business; and our priority of returning excess cash to our shareholders. This will enable us to execute our operating strategy in pursuit of financial excellence.

VISION FOR THE FUTURE: Board Commitment to Generating Value

Transocean's Board of Directors is committed to acting in the best interests of the company and its stakeholders to drive long-term value. The Board will continue to focus on the company's execution of its business strategy and key initiatives, including improving revenue efficiency and project management while reducing operating costs, enhancing the fleet and deepening customer relationships.

The offshore drilling industry is dynamic and continually presents challenges and opportunities. Reflecting the ever-changing nature of our business and the unique circumstances in which the company operates, we spend considerable time evaluating the composition of the Board to ensure we have a panel of Directors with the experience, skills and capabilities necessary to represent the best interest of our shareholders; i.e., to create value. In this regard, Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an already extraordinarily experienced and knowledgeable Board. Indeed, six of the company's 13 directors have been added to the Board within the last two years. Transocean's Board of Directors is comprised of professionals with the expertise necessary to continue to guide the execution of the company's successful operating and capital allocation strategies.

OUR CANDIDATES

Transocean's Board of Directors and management team are fully committed to acting in the best interests of the company and all its stakeholders to create value. This includes pursuing a capital allocation strategy based on maintaining a strong, flexible balance sheet, which includes an investment grade rating on our debt; disciplined, high-return investment in the business; and a sustainable return of capital with the goal of future increases in distributions as business conditions warrant.

The Board is comprised of professionals with the essential financial, operational, managerial, and corporate governance expertise necessary to continue to successfully oversee the execution of the company's operating and capital allocation strategies. Transocean's Board includes 13 highly-qualified directors with diverse perspectives on the industry that are proven business leaders with a broad and deep range of leadership experience in, variously, oilfield and offshore drilling services, finance, manufacturing, law, health, safety and environment, or other areas crucial to the company's business. The Board of Directors recommends that the company's shareholders approve the following nominees for election to the Board at the company's May 17th Annual General Meeting:

OUR CANDIDATES: Thomas W. Cason

Former Senior Vice President and Chief Financial Officer
Baker Hughes Incorporated

Thomas W. Cason has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 until 2007 and of Global Marine, Inc. from 1995 to 2001. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason started his career as a public accountant with Arthur Young & Company. Mr. Cason served as a member of the Board of Directors of Mirant Corporation from 2006 until December 2010 and was chairman of its Audit Committee from 2006 until 2009. Mr. Cason received his Bachelor of Science degree in Accounting in 1970 from Louisiana State University.

Mr. Cason is an accountant with extensive professional experience in the financial services area of the oilfield services industry. Mr. Cason formerly served as chairman of the Audit Committee for GlobalSantaFe Corporation and has also previously served as chairman of the Audit Committee for the Company and remains a committee member. This overlap in experience, combined with his education, professional experience and institutional knowledge of a legacy company are assets to the Board's decision making process.

OUR CANDIDATES: Frederico F. Curado

President and CEO
Embraer

Frederico F. Curado has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since 2008. Mr. Curado joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1997 to 1998. Mr. Curado is also the President of the Brazilian Chapter of the Brazil-United States Business Counsel and a member of Brazil's National Council for Industrial Development. Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnólogico de Aeronáutica in Brazil, a post-graduate degree in foreign trade from the Getúlio Vargas Foundation, Brazil and an executive Masters in Business Administration from the University of São Paulo, Brazil. The Board of Directors believes Mr. Curado's significant senior management experience in operating an international corporation, including experience with Brazilian business and governmental sectors will benefit the Board's decision-making process.

OUR CANDIDATES: J. Michael Talbert

Chairman of the Board
Transocean Ltd.

J. Michael Talbert has served as a director of the Company since 1994. He has served as the non-executive Chairman of the Board since 2011 and previously served as non-executive Vice Chairman of the Board from 2010 to 2011, non-executive Chairman of the Board from 2004 to 2007 and executive Chairman of the Board from 2002 to 2004. Mr. Talbert also served as Chief Executive Officer from 1994 until 2002, Chairman of the Board of Directors from 1994 until 1999, and as President from 1999 until 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He was a director of El Paso Corporation from 2003 to 2012, when that company was acquired by Kinder Morgan, Inc. Within the past ten years, Mr. Talbert was also a director and the chairman of TODCO. Mr. Talbert received his Bachelor of Science degree in chemical engineering in 1970 from the University of Akron and his MBA in 1975 from Loyola of the South.

Mr. Talbert holds an engineering degree and an MBA and has extensive executive experience in the energy sector including serving as a senior executive in exploration and production and as the former CEO of Transocean. As a result, he brings a valuable perspective to the Board based upon his in-depth knowledge of the Company and understanding of the business. His knowledge from the customer perspective and his knowledge of the culture of the Company are helpful in analyzing the future direction of the Company. Mr. Talbert also has relevant experience in merger and acquisition activity, including negotiating transactions as well as the integration of combined companies and boards.

OUR CANDIDATES: Robert M. Sprague

Former Regional Business Director
Royal Dutch/Shell

Mr. Robert M. Sprague has served as a director of the Company since 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from 1997 until 2003. Mr. Sprague served as Director of Strategy & Business Services for Shell EP International BV from 1996 until 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from 1994 to 1995. Mr. Sprague joined the Royal Dutch/Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from 2000 to 2003. Mr. Sprague received his Bachelor of Science degree in 1966 and his Masters in Electrical Engineering degree in 1967 from Cornell University.

Mr. Sprague is an engineer by education and spent many years serving in senior management in the energy business with one of the Company's customers and thus brings a helpful perspective to the Board. In addition, most of his professional career was spent serving in the oil and gas industry outside the United States, thus bringing an important international perspective to the Board.

OUR CANDIDATES: Steven L. Newman

President and Chief Executive Officer
Transocean Ltd.

Steven L. Newman is President and Chief Executive Officer, and a member of the Board of the Company since 2010. Before being named as Chief Executive Officer in March 2010, Mr. Newman served as President and Chief Operating Officer from 2008 to 2009 and subsequently as President. Mr. Newman's prior senior management roles included Executive Vice President, Performance (2007 to 2008), Executive Vice President and Chief Operating Officer (2006 to 2007), Senior Vice President of Human Resources and Information Process Solutions (2006 to 2006), Senior Vice President of Human Resources, Information Process Solutions and Treasury (2005 to 2006), and Vice President of Performance and Technology (2003 to 2005). He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department. Mr. Newman received his Bachelor of Science degree in Petroleum Engineering in 1989 from the Colorado School of Mines and his MBA in 1992 from the Harvard University Graduate School of Business. Mr. Newman is also a member of the Society of Petroleum Engineers.

The Board of Directors believes that it is important for the Company's Chief Executive Officer to serve on the Board. The Chief Executive Officer provides a link between the Board and senior management, and the Board believes that this perspective is important in making decisions for the Company. In addition, Mr. Newman brings an industry and competitive context perspective to the Board which assists the Board in making strategic decisions.

AGM AND VOTING DETAILS

The 2013 annual general meeting of Transocean Ltd. will be held on Friday, May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland.

A copy of the proxy materials, including a WHITE proxy and admission card, has been sent to you if you are registered in Transocean Ltd.'s share register as of March 20, 2013. If your shares were purchased after March 20, 2013, and you are registered in Transocean Ltd.'s share register on April 30, 2013, you will receive a copy of the proxy materials after April 30, 2013.

If you vote your shares, but then dispose of them prior to the April 30 voting record date, your vote will not be counted. You do not need to take any further action under such circumstances. Accordingly, we urge you to vote your shares as soon as possible, even if you do subsequently decide to dispose of them.

If you are registered in Transocean Ltd.'s share register as of April 30, 2013 (the Record Date), you have the right to attend the annual general meeting and vote your shares, or you may grant a proxy to vote on each of the proposals in the proxy statement.

At the annual general meeting, we will ask you to: (1) approve our 2012 Annual Report; (2) approve the appropriation of available earnings for fiscal year 2012; (3) approve our distribution of a USD 2.24 per share dividend out of qualifying additional paid-in capital to shareholders; (4) approve our proposed authorized share capital; (5) elect our new director candidate and reelect four directors; (6) approve the appointment of Ernst & Young LLP as our independent registered public accounting firm and the reelection of Ernst & Young Ltd. as our auditor pursuant to the Swiss Code of Obligations, each for the fiscal year 2013; and (7) consider an advisory vote to approve the compensation of our named executive officers.

Your Board of Directors is recommending a highly qualified, experienced and diverse slate of director nominees for election to the Board of Directors at the annual general meeting. Additionally, your Board of Directors is recommending a dividend payment to shareholders of USD 2.24 per outstanding share of the company out of qualifying additional paid-in capital that will return cash to shareholders while continuing to position the company to enhance long-term value and to make disciplined, high-return investments in the business through value-enhancing opportunities.

The manner in which your shares may be voted depends on how your Transocean Ltd. common shares are held. Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the annual general meeting, we recommend that you vote every WHITE proxy card you receive.

Any proxy card must be received by us no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on May 17, 2013. Votes indicated in proxy cards received after such date and time will not be voted at the 2013 annual general meeting.

Any proxy card must include: full name and address of, and number of shares held by, the holder of record signing the proxy card as it appears in Transocean Ltd.'s share register. Proxy cards that do not include such information will be considered invalid.
If you have any questions or need assistance in voting, please contact our proxy solicitor, Innisfree M&A Incorporated, at:

1-877-456-3507 (toll-free from the US and Canada)
+1 412-232-3651 (from other countries).

Shareholders in Europe may also call Lake Isle M&A Incorporated, Innisfree's UK subsidiary, free-phone at 00-800-7710-9970, or direct at +44-20-7710-9960.

Whether or not you plan to attend the Transocean annual general meeting, please take a few minutes of time to submit your proxy now using the WHITE proxy card or voting instruction form, to ensure that your shares are represented.

YOUR VOTE IS IMPORTANT-NO MATTER HOW MANY OR HOW FEW SHARES YOU MAY OWN.

PLEASE RETURN YOUR WHITE PROXY CARD TODAY!

NEWS AND RESOURCES

•	LETTER TO SHAREHOLDERS - APRIL 4, 2013

•	PROXY MATERIALS AND LETTER TO SHAREHOLDERS - APRIL 4, 2013

•	2012 Annual Report

•	Transocean Ltd. Proxy Statement

•	Analyst Commentary - Howard Weil, Barclays
Transocean Ltd. $51.66 (SP): Taking a Stand on the Dividend

Quick Take: We agree with RIG management that the proposal of a $4.00/share dividend is not ultimately in the best of interest of shareholders. Based on near-term uncertainties, we believe it is too much, too soon and question whether given our projections, the dividend at that level is sustainable. We certainly believe future growth would be a stretch from this proposed level. While there could be some quick share appreciation from a $4.00 dividend, we feel it would be short-lived as questions of sustainability, growth, and lack of financial flexibility in light of legal uncertainties would soon begin to weigh on the stock on a relative basis. For the time being we remain on the sidelines with the name, noting the operational improvements over the past couple of quarters and potential cost-saving initiatives are likely going to be overshadowed by the uncertainty surrounding the proxy fight over dividend levels and BoD positions.

Near-term Uncertainties Suggest a More Balanced Approach: We have not always seen eye-to-eye with the Company on the subject of newbuilds even acknowledging some of the merits of their stance not to “build on spec” given the cyclical nature of this business. We think the root of difference boils down to the length and change in the cycle, but that aside we do concur that there are too many uncertainties near-term to justify a higher dividend level. By proposing a $2.24/share dividend, we feel the Company has acknowledged the appetite investors have for returning cash to them, but at the same time not overly committing to something that could hamstring them financially down the road. The uncertain legal matters of Macondo, Frade field Brazil, and Norwegian taxes could result in monetary payments; therefore, we think it is prudent to have some cash in reserves to potentially address these issues.

Stock Rating/Industry View: Overweight/Positive
Price Target: USD 71.00
Price (22-Mar-2013): USD 51.66
Potential Upside/Downside: +37%
Tickers: RIG

On the Road with Transocean: Last week, we were on the road with Transocean's new CFO, Esa Ikäheimonen, and Thad Vayda, VP of Investor Relations. This was Mr. Ikäheimonen's first non-deal roadshow with Transocean since joining the company four months ago (following 2.5 years as CFO of Seadrill). The message was clear in our view: Ikäheimonen intends to oversee a substantial improvement in Transocean's cost structure while optimizing the company's financial position in an effort to be a more flexible and opportunistic high-specification offshore driller. We think Ikäheimonen's experience as CFO of Seadrill, where he oversaw a number of transactions and financings (and acted as an initial driving force behind the SDLP IPO), bodes well for helping return Transocean to its industry leading position.

Solid Cost Improvement Potential: We expect management to outline various initiatives it will take to improve its cost structure on the company's 1Q conference call, (performance metrics should be unveiled on the 2Q conference call). We anticipate these measures to take 18-24 months to fully implement and to move the organizational structure to “line of site” from a “matrix” (where regional offices act as stand-alone entities). We think this will bring Transocean's operating margins closer in-line with peers (we currently estimate 2014 margins of 32% Vs the group average of 38%). We estimate every 100bps of operational margin improvement will add $0.20-$0.25 to EPS annually.

We Support Management's Proposal: We reiterate our support for management's $2.24/sh dividend proposal versus Carl Icahn's $4.00/sh proposal. We think a strong balance sheet is imperative for Transocean to maintain the financial flexibility necessary to capitalize on consolidation opportunities in a cyclical industry. Further, we think there will be ample scope for management to gradually increase the dividend as the cycle unfolds and as Macondo is fully resolved (protecting the investment grade rating). We believe these longer-term considerations will resonate with investors in front of the shareholder vote on May 17th.

•	DRY HOLE: ICAHN'S PAYOUT PLAN COULD PUT DRILLER IN A HOLE
BreakingViews
By Christopher Swann
March 19, 2013

Carl Icahn's payout plan could put U.S. oil and gas driller Transocean into a hole. The billionaire activist is pushing the company for a $1.4 billion dividend. That's nearly half the outfit's annual cash flow and could preclude upgrades to its aging rig fleet. The company's counter of an $800 million payout should appease investors while keeping operations humming.

The activist has recently been a force for good in the energy sector. After Icahn took a chunky stake in gas driller Chesapeake Energy, misbehaving boss Aubrey McClendon - who treated the company like a personal fiefdom - was booted out. Transocean, however, seems less in need of the Icahn treatment.

True, the company has occasionally blundered - most notably by issuing new stock at the end of 2011, when shares traded at multi-year lows. It also entered decade-long deals to rent out its deepwater rigs for below market prices. But the company seems poised to right itself under the new and highly respected chief financial officer, Esa Ikaheimonen, poached from Norwegian rival Seadrill.

Icahn's prescription, on the other hand, threatens to destroy long-term value. His proposed payout would amount to 45 percent of 2013 operating cash flow, according to Argus Research, and about 85 percent of forecast net earnings. Even a minor mishap could force the company to cut the dividend - a bugbear for investors.

What's more, credit rating agencies have already put Transocean on the lowest investment-grade level, and paying an industry-high dividend wouldn't help matters. The company shouldn't risk a ratings downgrade that would boost the cost of servicing its $11 billion of long-term debt.

The proposed $800 million payout is plenty generous. At 25 percent of the $3.2 billion operating cash flow forecast by Argus Research for 2013, it would be on the high side for the industry. Yet it leaves a reasonable margin for necessary capital investment.

That's an area in which Transocean needs to improve. The company shelled out only 17 percent of revenue on new gear in 2012, far less than competitors. Though it plans to spend more this year, it can't afford to fall further behind. Under Icahn's plan, it would risk doing just that.

•	TRANSOCEAN ICAHN DEFENSE SEEN WITH DEAL FOCUS
Bloomberg
March 19, 2013
By Brooke Sutherland

Transocean Ltd. (RIG), the offshore oil driller under pressure from billionaire Carl Icahn to boost its dividend, would be better off using some of its extra cash on acquisitions to shore up lagging growth.

Transocean, owner of the Deepwater Horizon rig that exploded three years ago in the Gulf of Mexico, is projected to increase revenue more slowly through 2016 than 87 percent of similar-sized peers, according to data compiled by Bloomberg. Transocean should use its $5.1 billion in cash (RIG) - the most in at least 22 years - to pursue a deal that would upgrade its fleet and improve sales growth (RIG), rather than accede to Icahn's demand for a larger dividend, Iberia Capital Partners LLC said.

“If you're trying to do things for your shareholders, growth is an important part of that story,” Brad Handler, a New York-based analyst at Jefferies Group LLC, said in a telephone interview. An acquisition, along with Transocean's planned dividend, is “a better long-term solution,” he said.

Transocean, which has a market value of $19 billion, could obtain more modern rigs and faster revenue growth by buying Ocean Rig UDW Inc. (ORIG) or Pacific Drilling SA, said Cowen Group Inc. The Vernier, Switzerland-based company could pay as much as $5.8 billion in cash and stock for a takeover without jeopardizing its credit rating, and even a smaller purchase of a company such as Vantage Drilling Co. would boost earnings, said Handler.

Icahn Stake

Guy Cantwell, a spokesman for Transocean, declined to comment on the company's interest in acquisitions beyond statements made at an energy conference in New Orleans this week by Chief Executive Officer Steven Newman.

“We're open to building or buying, whatever makes the most economic sense,” Newman said at the conference.

Icahn didn't respond to an e-mail or phone request for comment left with an assistant.

The activist is Transocean's biggest shareholder (RIG) with a 5.6 percent stake. He disclosed an investment in the company in January, the same month the rig operator agreed to pay about $1.4 billion in penalties for its role in the Gulf oil spill.

Icahn then called on Transocean, which had discontinued (RIG) its dividend in 2012, to issue an annual payout of at least $4 a share, or $1.4 billion.

Instead, Transocean's board proposed this month that the company reinstate its dividend at $2.24 a share and accelerate debt repayment, saying a larger payout to shareholders would be “overly aggressive and detrimental to the company's long-term performance.” Transocean said it still faces uncertainties related to the Gulf oil spill, among other things.

Proxy Fight

Icahn is still pushing for the $4-a-share dividend and is asking shareholders to support his plan, as well as the election of three new directors. Shareholders will vote on the dividend proposals at the company's annual meeting in May.

Rather than paying the larger dividend, Transocean should preserve cash to guard against future liabilities and help make its rig fleet more competitive, said Trey Stolz, a New Orleans- based analyst at Iberia Capital. The quickest way to get newer, better rigs is to buy them, he said.

Other deep-water drillers have “upgraded a higher percentage of their fleet over the last few years and into the next few years,” Stolz said. “Transocean doesn't have quite the same exposure (RIG).”

Purchasing a company with more modern rigs would help trim Transocean's maintenance costs and allow it to charge higher rates to customers, according to J.B. Lowe, a New York-based analyst at Cowen.

Slower Pace

With analysts projecting an average annual growth (RIG) rate of 5.5 percent through 2016, Transocean's revenue (RIG) is poised to increase at a slower pace than 87 percent of oil and gas services companies valued at more than $5 billion, according to data compiled by Bloomberg. In addition, Transocean has posted net losses the past two years.

An acquisition of Houston-based driller Rowan Cos. (RDC) would boost Transocean's per-share earnings by as much as 17 percent in 2016, Handler of Jefferies estimated in a March 15 report.

Rowan is an attractive target for Transocean because of its deep-water drilling assets, Handler said. It also offers the chance for Transocean to gain a foothold once again in the jack- up, or shallow-water rig market, he said.

A takeover of Rowan may cost Transocean at least $5.8 billion, or about a 35 percent premium (RDC) to its closing price yesterday, Handler said.

•	HOWARD WEIL ANNUAL ENERGY CONFERENCE: TRANSOCEAN LTD.
On Monday, March 18, 2013, Steven L. Newman, President and Chief Executive Officer of the company, addressed attendees at the Howard Weil Energy Conference in New Orleans, Louisiana. A copy of the presentation materials (PDF format) can be found here (open post to access link).

•	TRANSOCEAN: YES ICAHN
Financial Times - Lex
18 March 2013
8:11 PM

Oil driller's shareholders can thank the activist for a cash return that is hard to justify

The oil driller Transocean is poised to initiate a dividend that makes Carl Icahn, its largest shareholder with a 6 per cent stake, a winner. It is not, however, quite the gusher he had hoped. Transocean, known for operating the BP rig that exploded in 2010, leading to the largest offshore oil spill in history, rejected Mr Icahn's call for a $4-a-share annual dividend. But it has countered with a proposal of $2.24, or $800m in total.

Yet it is hard to justify any fixed cash return to Transocean shareholders. The company has stated that capital expenditures in 2013 will be $3bn, compared with $1.3bn in 2012. Wall Street has thus estimated 2013 free cash flow to be essentially nil. A dividend may require the company to tap its cash balance of $5bn.

However, Transocean also carries $11bn in debt. The credit rating agencies have ranked it just above the cut-off for junk status, and expressed misgivings about reallocating cash away from debt reduction and fleet upgrades. Maintaining high-grade borrowing status isn't just about vanity and lower interest costs. It is also about maintaining credibility with customers and other counterparties.

If returning cash is a must, a buyback would be a better way to do it - allowing Transocean to reward shareholders opportunistically, when both cash flow is plentiful and market conditions indicate their equity is undervalued (though history shows that companies tend to time buybacks poorly).

However, the likelihood of abandoning the dividend is low. According to Swiss law, which governs Transocean, shareholders will vote on the amount. The shares are still down a third from the pre-disaster level, and it is natural that downtrodden shareholders should demand cash in hand. They will get it, for better or worse. For that, they can thank Mr Icahn.

•	TRANSOCEAN BOARD URGES REJECTION OF ICAHN PLAN
The Wall Street Journal
By Tom Fowler
17 March 2013

Directors of Transocean Ltd. RIG -0.37% are urging shareholders to reject a campaign by activist investor Carl C. Icahn to increase the offshore-oil-rig company's dividend and name three new members to the board.

In a statement Sunday, Transocean's board described Mr. Icahn's demand that the company raise its annual dividend to $4 a share as shortsighted, saying it did not take into account the cyclical nature of the offshore-drilling business or its capital-intensive demands.

The board also criticized the new board members proposed by Mr. Icahn, who owns roughly 5.6% of Transocean's shares, saying the nominees lack the requisite energy-industry experience and were put forth because they are longtime employees or associates of the investor.

“The board believes Mr. Icahn is pursuing a highly flawed agenda focused exclusively on potentially generating temporary returns at the expense of the company's ability to operate successfully and create sustainable value over the long term,” the board said in a statement.

Mr. Icahn made the demands for change in an open letter to shareholders and filings with the company earlier this month. Shareholders would vote on the proposals during the company's annual meeting, which is set for May 17.

Earlier this month, Transocean said it would reinstate its dividend at $2.24 a share after withdrawing it a year ago in the face of threats to its credit rating. The company also said it would repay about $1 billion in debt.

Mr. Icahn previously called the renewed dividend offer “meager” and said the company was making questionable financial choices by paying down low-interest debt and investing in projects with relatively low returns.

•	TRANSOCEAN SAYS BOARD OPPOSES ICAHN DIVIDEND, DIRECTOR PROPOSALS
Bloomberg News
By David Wethe
17 March 2013
8:14 PM ET

Transocean Ltd. (RIG), the offshore rig contractor criticized by billionaire investor Carl Icahn, said the board wants investors to vote against his dividend proposal and three director nominees.

“The board believes the dividend proposed by Mr. Icahn would adversely affect the company's ability to operate and compete effectively in a cyclical and capital-intensive industry,” Transocean said today in a statement. “The election of Mr. Icahn's candidates - who are hand-picked to pursue his potentially damaging short-term agenda - is not in the best interest of the company and all of its stakeholders.”

Icahn, the largest shareholder in the Vernier, Switzerland- based company, proposed March 7 that John Lipinski, Jose Maria Alapont and Samuel Merksamer be added to the board. He will also ask investors at the annual meeting on May 17 to vote in favor of a $4-a-share annual dividend, which he first proposed in January.

Transocean said March 4 that the board would recommend reinstating its dividend at $2.24 and boosting debt repayment. The company also has defended its 13 board members and called Icahn's plan “overly aggressive.”

Today's comments were the first recommendations from the board on Icahn's proposals. The board declined to make a recommendation to shareholders regarding Icahn's proposal to do away with staggered terms for directors.

•	TRANSOCEAN SET FOR BATTLE WITH ICAHN
Financial Times
By Ed Crooks in New York
17 March 2013

Transocean, the offshore drilling contractor, on Monday will formally reject a plan from activist investor Carl Icahn for the company to pay a higher dividend and appoint three new directors, setting the scene for a confrontation at the company's annual meeting in May.

In a proxy statement to shareholders, Transocean's board argues that a dividend payout at the level demanded by Mr Icahn would damage the company's ability to invest and compete against its international rivals. Transocean also criticised Mr Icahn's nominees for board positions, saying they were not “particularly strong” and were all “extremely connected” to Mr Icahn.

Mr Icahn took a 5.6 per cent stake in the company in January, part of a rising trend of investor activism in the energy industry that has included pressure on boards at Chesapeake Energy, Sandridge Energy and Hess.

He called for Transocean to pay a dividend of $4 per share, and has proposed a vote on the plan and nominated three directors for the company's annual meeting on May 17. Transocean in response proposed a dividend of $2.24 per share, to be paid over the coming year.

In its proxy statement for shareholders, the company's board argues that Mr Icahn's demand for a higher payout “provides clear evidence of his lack of understanding of the capital-intensive and highly cyclical nature of the offshore drilling industry”.

In particular, it argues it would be “imprudent” to pay out more cash to shareholders given the uncertainties the company faces, including damages over the 2010 Deepwater Horizon disaster and a civil action in Brazil over the leak from Chevron's Frade field in 2011. Transocean plans to raise its capital spending more than 100 per cent from $1.3bn last year to about $3bn this year, and also argues it is important to retain its investment-grade credit rating.

Moody's, the rating agency, recently reaffirmed Transocean's debt at Baa3, its lowest investment grade rating, but said it still had a negative outlook.

Responding to Mr Icahn, Transocean also said none of his three nominees for the board had experience of oil drilling.

Samuel Merksamer is a managing director of Icahn Capital; John Lipinksi is chief executive of CVR Energy, the refining and fertiliser company where Mr Icahn has a majority stake and is chairman, and José Maria Alapont is a former chief executive of Federal-Mogul, a manufacturer of parts for cars and industrial equipment, also controlled by Mr Icahn.

Transocean is on trial in New Orleans over civil liability for the Deepwater Horizon disaster, along with BP, Halliburton and other companies involved in the accident.

It has agreed a $1.4bn settlement with the US government over the actions against it, but still faces damages claims from state and local governments and private individuals and businesses.

The damages will not be decided until after the end of the trial.

•	TRANSOCEAN LTD. BOARD OF DIRECTORS CONCLUDES CARL ICAHN'S PROPOSED DIVIDEND AND DIRECTOR NOMINEES ARE CONTRARY TO THE BEST INTERESTS OF STAKEHOLDERS

•	ICAHN PROPOSES 3 FOR TRANSOCEAN BOARD ON 'MEAGER' OFFER
Bloomberg
By David Wethe
March 07, 2013

Billionaire investor Carl Icahn proposed three new Transocean Ltd. board candidates and said he'd push for a higher dividend after the world's largest rig contractor offered what he termed a “meager” shareholder payout. The company called his plan “overly aggressive.”

Icahn, the largest shareholder (RIG) in the Vernier, Switzerland- based company, proposed John Lipinski, Jose Maria Alapont and Samuel Merksamer be added to the board. He also will ask investors at the annual meeting on May 17 to vote in favor of a $4-a-share annual dividend, which he first proposed in January, Icahn wrote in a letter to shareholders today.

Transocean said March 4 the board would recommend reinstating its dividend at $2.24 and boosting debt repayment. “A larger dividend would be overly aggressive and detrimental to the company's long-term performance,” Transocean (RIG) said in a statement today. The company also defended its 13 board members as having “essential” expertise.

Icahn's interest in Transocean follows his takeover of oil refiner CVR Energy Inc. (CVI) last year and pressure at Chesapeake Energy Corp. (CHK), which resulted in board changes and the resignation of the chief executive officer for the natural gas producer.

Lipinski, the CEO of CVR Energy, initially installed a poison pill to fend off Icahn's attempt to buy the company. Icahn took over as chairman of the Sugar Land, Texas-based company's board after the majority of holders sold him their shares. The company announced a $5.50 special dividend on Jan. 24, after putting its refineries into a separately traded master-limited partnership.

Different Strategies

There's little chance either Icahn or Transocean will change their views as the company's annual meeting approaches, said Scott Gruber, a New York-based analyst with Sanford C. Bernstein & Co. who rates the shares the equivalent of a buy and owns none.

“Investors have two different capital allocation strategies to decide upon,” he said in a phone interview today.

Transocean “has conducted ill-advised mergers, employed unsuccessful development strategies and squandered the substantial cash flow generated by the business,” Icahn wrote. “Shareholders must replace the directors who have been the architects of this failed strategy, including the chairman.”

Icahn also proposed the elimination of staggered terms on the board, so that all members can be voted on simultaneously, according to his letter. Alapont, one of the other nominees, is the former CEO of auto-parts maker Federal-Mogul Corp. (FDML), which is majority owned by Icahn. Merksamer is a managing director for Icahn Capital LP.

'Status Quo'

“The status quo needs to change to prevent continued squandering of shareholder capital,” Merksamer said in a phone interview. “Diverting billions of dollars to pay down debt is the wrong strategy. The company should find other ways to reduce debt instead of using operating cash flow.”

Chairman Michael Talbert, a former CEO of Transocean, has served on the board for 19 years.

Transocean said six of 12 independent directors on the board have been added in the past two years. The company faces uncertainties related to its role in the 2010 U.S. Gulf of Mexico oil spill, a Brazilian oil spill and tax litigation in Norway, it said in today's statement.

“The board does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating,” Transocean said. The owner of the Deepwater Horizon rig that exploded in the Gulf halted its dividend payment last year after paying shareholders $3.16 for 2011.

The $4-per-share proposal may limit the company's efforts to enter into strategic transactions to improve its fleet, said James West, a New York-based analyst at Barclays Plc who rates the shares at the equivalent of buy and owns none.

“Shaking things up for a company that's had some problems is probably somewhat of a good thing,” he said in a telephone interview. “Pushing for too much that would impair the company is not.”

•	TRANSOCEAN FACES $300 MILLION COST FOR ICAHN: CORPORATE FINANCE
Bloomberg
By Sridhar Natarajan
7 March 2013

Transocean Ltd. would pay about $300 million in added interest expense over the coming five years under a plan by investor Carl Icahn that boosts dividend payouts and threatens the firm's bottom-rung investment-grade ratings.

A downgrade to junk would trigger about $20 million a year of increased interest on $4 billion of securities that have so- called step-up coupons and would raise the cost of rolling over obligations that mature through 2018 by about $80 million, based on current market rates. Transocean would also pay about $120 million in extra interest on the $1 billion of debt it would have retired before maturity under its own plan.

Transocean, which halted dividends last year to protect its ratings, is offering an $800 million payout that would guard its investment-grade credit by reducing debt as the firm seeks to appease Icahn, its largest shareholder. The investor, who wants a $1.4 billion payout, said in a March 4 regulatory filing that it was “astounding” that Vernier, Switzerland-based Transocean, whose shares have fallen more than 40 percent since the 2010 explosion of its Deepwater Horizon rig in 2010, would seek to pay down debt instead of offering a bigger dividend.

“There is a perception in the credit markets that if there is a proxy fight, Icahn would be willing to sacrifice the ratings to pull more cash out of the company,” said Andrew Hofer, head of taxable fixed-income research at Brown Brothers Harriman & Co., which oversees about $27 billion in debt, including Transocean bonds. “The problem in a situation like this is when you have external pressure, they might do something more than they should.”

Interest Expense

Brian Maddox of FTI Consulting Inc. in New York, a spokesman for Transocean, declined to comment on Icahn's plan.

Transocean is focused on having a flexible balance sheet and remaining an investment-grade issuer of debt, Chief Executive Officer Steven Newman said on a March 4 conference call to discuss fourth-quarter earnings with analysts and investors.

If the company were to accede to Icahn's demand, it would saddle Transocean with increased interest expense, limit access to capital and might require it to sell assets to meet its liquidity targets, according to Harry Mateer, a Barclays Plc analyst.

'Quick Payday'

“Icahn is looking for a relatively quick payday and not looking at the long-term health of the company,” Mateer said in a telephone interview. “It troubles me that he specifically calls out the debt reduction plan in his response. The real risk with being downgraded is that if the sector turns, it is much more difficult to raise capital if you are a high-yield company with a constrained balance sheet.”

Some Transocean bonds issued since 2011 have an adjustable interest-rate provision, which would increase the payments in the event of a ratings downgrade. A one-level cut from both Moody's Investors Service and Standard & Poor's, would increase payments by about $20 million each year. Moody's rates the company Baa3 and S&P has an equivalent BBB- grade.

The company had also committed to reducing $1 billion in debt by the end of 2014. Icahn forcing a cancellation of that reduction would result in about $120 million of extra interest payments, assuming the company paid down debt coming due by 2018 in amounts proportional to each bond's value.

Icahn Plan

“The status quo needs to change to prevent continued squandering of shareholder capital,” Samuel Merksamer, managing director at Icahn Capital LP, said in a telephone interview.

“Diverting billions of dollars to pay down debt is the wrong strategy. The company should find other ways to reduce debt instead of using operating cash flow.”

He suggested Transocean could use master limited partnerships to raise equity capital that could be used to reduce debt instead.

Icahn revealed his $1.4 billion dividend plan and his intent to nominate three directors to Transocean's board in a March 4 regulatory filing.

“It is astounding to us that the board would authorize debt repayments which will make no material impact to earnings as opposed to authorizing an additional $1.76 per share dividend to shareholders,” Icahn said in the filing. Transocean is proposing to reinstate its dividend at an annual rate of $2.24 per share.

Icahn, who recently purchased 14 million shares of Herbalife Ltd. following activist investor Bill Ackman's criticism of the nutritional supplement company, has lobbied for change at companies in which he invests.

Working Capital

Last year he acquired large stakes in energy companies such as natural-gas producer Chesapeake Energy Corp. and Sugar Land, Texas-based oil refiner CVR Energy Inc.

Transocean specializes in providing deepwater contract drilling services for oil and gas wells. It operated 82 offshore units as of last month with nine units under construction.

The company, which has $5.1 billion in cash and equivalents needs as much as $1.5 billion on hand to meet working capital requirements, Executive Vice President Esa Ikaeheimonen said during the March 4 conference call.

The “credit negative” dividend proposed by the company is balanced by the acceleration of debt reduction, Moody's said in a March 5 statement as it maintained a negative outlook on $11.3 billion of obligations.

“At some point the offshore drilling market will enter into a cyclical downturn,” Stuart Miller, an analyst at Moody's said in a telephone interview. “A higher dividend than what is being proposed could put Transocean on the defensive and impact their ability to buy rigs and win business from weaker competitors. The question is whether the company will be the hunter or the hunted.”

Spread Widens

The extra yield that investors demand to hold Transocean debt instead of similar-maturity government bonds, has climbed more than five times as much as its energy-industry peers since Icahn announced on Jan. 13 that he held a 1.56 percent stake in the company and planned to buy more. He now has 5.6 percent, Bloomberg data show.

The spread has increased 46 basis points since Jan. 11 to

224 basis points on March 5, compared with a 9 basis-point advance among the issuers in the Bank of America Merrill Lynch U.S. Energy index.

The company's dividend announcement follows the start of a trial in New Orleans to determine liability for the explosion at the Macondo well in the Gulf of Mexico, which resulted in the death of 11 workers and caused the largest offshore oil spill in U.S. history. Transocean reached a settlement to pay $1.4 billion in penalties for claims it violated the U.S. Clean Water Act, according to a Jan. 3 statement.

'Push Back'

Transocean's dividend plan is an attempt to placate Icahn by setting the stage for future increases under favorable business conditions, according to J.B. Lowe, an analyst with investment-banking firm Dahlman Rose & Co.

The company's proposed payout would give shareholders a yield of about 4 percent based on its current share price.

That's more than what investors get from peers such as Ensco Plc, which will offer a yield of 3.4 percent after increasing its annual payout to $2 per share. Noble Corporation's proposed payout of $1 per share yields about 2.8 percent.

“I have spoken to some of the investors and they are happy and content with this level,” Lowe said in a telephone interview. “Icahn usually gets what he wants, but there's going to be a bit of a push back from some of the other investor base.”

•	TRANSOCEAN LTD. CONFIRMS RECEIPT OF PROPOSALS FROM CARL ICAHN

•	TRANSOCEAN RECEIVES SHAREHOLDER PROPOSAL

•	TRANSOCEAN CAN YIELD BIG PROFITS
Barron's
By Dimitra DeFotis
5 March 2013

When it comes to unlocking hidden value in oilfield services giant Transocean, activist investor Carl Icahn is stealing the show from CFO Esa Ikaheimonen.

On Tuesday afternoon, shares of Transocean (ticker: RIG) were higher by 28 cents, or 0.54%, to $52.47 as Icahn again hammered home his desire for a $4 per-share dividend. After reporting a fourth-quarter profit that beat analyst expectations, Transocean recommended board approval of a $2.24 per-share dividend. That would mean a roughly 4.3% yield based on last Friday's close. Transocean suspended its payout last year to shore up its balance sheet in light of Deepwater Horizon oil rig disaster liabilities.
The possibility of a proxy fight may pressure shares in the coming months. But longer term, the stock-11% below its 52-week high-looks attractive. The stock is trading at a discount to competitor Schlumberger (SLB), and the average analyst price target calls for Transocean to reach $61, more than 15% above current levels.
Ikaheimonen, closely scrutinized since assuming his new role in November, was CFO of Seadrill (SDRL), another oilfield services company, from 2010 to 2012. There he boosted returns for shareholders with a tax-advantaged maneuver that dividends alone cannot offer, carving out steady income producing assets into a new master limited partnership named Seadrill Partners (SDLP).
MLPs are paying 5.5% yields on average. Seadrill Partners pays a 4.3% yield, while parent Seadrill, which is exposed to more volatility, pays a 9.1% yield. For Transocean investors, there is one important distinction should the company consider the MLP structure: MLPs do not pay dividends. They pay distributions, and most of the tax burden is deferred.
Businesses in MLPs tend to garner higher valuations than if left in a corporation. That's because MLPs don't pay corporate taxes, and because when assets are isolated in MLPs, the process can highlight the strength of revenue streams relative to risk. (See Barron's cover story on MLPs from last month, “The New MLP Landscape,” for more on MLP valuation and yield spreads.)
As we noted Monday (see Income Investing), Transocean is considering the MLP structure. Transocean still faces potential liabilities from the Gulf of Mexico spill. But after reaching an agreement with the U.S. Department of Justice Jan. 3 to resolve civil and potential criminal claims, Transocean can find more uses for its cash, even as it reduces debt.
In Monday's conference call, Ikaheimonen suggested ultra deepwater rigs in the Gulf of Mexico would be a good MLP fit, but that Transocean has “a cool and analytical approach rather than a mad rush” on the timing.
“It is important to us that we do it prudently and we do it well,” Ikaheimonen added, underscoring the likelihood of an MLP transaction.
The Seadrill process took a year, and because Transocean is based in Switzerland, it may have some extra tax hurdles. But even if it takes Transocean a year to create value through an MLP, underlying profitability looks quite solid as deepwater drilling opportunities expand.
Shares are cheap compared to its big rival Schlumberger. Transocean shares are changing hands at 11.4 times estimated 2013 earnings of $4.65 per share, and only 8.8 times estimated earnings of $5.94 in 2014. That's earnings growth of 27%, if Transocean hits that 2014 average of analyst estimates. Schlumberger, meanwhile, is trading at about 16 times estimated 2013 earnings of $4.74 per share, and 13 times estimated 2014 earnings of $5.85 per share.
For 2012, Transocean reported a loss of 62 cents per share including losses from discontinued operations and contingencies associated with the Gulf of Mexico incident. Analysts were looking for a loss of 46 cents per share. Before special items, earnings beat expectations, according to Thomson Reuters. For the fourth quarter, Transocean reported earnings of 91 cents per share; analysts were looking for 82 cents.

Carl Icahn certainly should consider an MLP carve-out if Transocean proposes one. And Transocean stock could pop as the yield battle plays out.

•	TRANSOCEAN'S NEXT CHALLENGE IS GUSHER OF DISSENT
The Wall Street Journal
By Spencer Jakab
4 March 2013

Icahn Offers Transocean's Latest Challenge

Almost three years after the Deepwater Horizon accident shook Transocean Ltd., it has just about plugged the hole the episode punched in its finances.

On Monday, management will discuss the $3.96 a share in adjusted earnings for 2012 it reported Friday - a big improvement not only from the $1.52 from a year earlier but the $3.49 expected by analysts. Both figures exclude hefty one-time items, including those related to civil and criminal penalties stemming from the April 2010 tragedy.

The settlement of the federal litigation answered a nagging question about the company. But those participating in Monday's earnings call will be asking a new one: How will Transocean respond to corporate activist Carl Icahn?

With legal uncertainty reduced - Transocean still faces some smaller lawsuits as well as unrelated troubles in Brazil and Norway - Mr. Icahn has issues with how the company is deploying its cash.

A strong market for offshore drilling equipment and a $29.7 billion contract backlog could allow the company to repair its balance sheet and invest in new equipment in coming years.

Or it could, as Mr. Icahn insists, share the wealth and pay out $1.5 billion, or $4 a share, in dividends annually. It wouldn't be an outlandish sum: Transocean paid $3.16 a share over four quarters before halting dividends a year ago. But it would force management to change course and make tough choices.

Transocean might have to fund an increase in its dividend from borrowing this year. If analyst expectations are met for 2014 and beyond, the company may have more of a cushion - about $2 billion to $3 billion - available to distribute annually.

Shareholders seem to like the idea of a big payout, as well as the fact that federal charges for the Deepwater incident are now settled. The stock is up nearly 17% this year. It still has lagged behind the S&P 500 by over 70 percentage points since the accident.

But the issue is about more than instant or delayed gratification. Opting to pay no dividend, or a more modest one, would allow Transocean to cushion itself against the next downturn in a notoriously cyclical business. And having extra cash could spell survival if Transocean ever finds itself stuck in deep water again.

•	TRANSOCEAN LTD. ANNOUNCES 2013 ANNUAL GENERAL MEETING; RECOMMENDS DIVIDEND OF $2.24 PER SHARE; NAMES DIRECTOR NOMINEES